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                                                             EXHIBIT NO. 99.8(b)

                                ADVISOR AGREEMENT
                               JMR FINANCIAL, INC.



            This ADVISOR AGREEMENT (this "Agreement") is between JMR/Financial, Inc. ("JMR") and Massachusetts Financial Services Company("MFS"). JMR is registered as an investment adviser under the Investment Advisers Act of 1940, as amended and MFS seeks to engage JMR's services as described below. The terms of this Agreement are effective as of the date last set forth below (the "EFFECTIVE DATE").

1 REGISTERED ADVISOR. JMR represents that it is and shall at all times remain a registered as an Investment Adviser under the Investment Advisers Act of 1940, as amended.

2 SERVICES. JMR/Financial, Inc. agrees to provide the following services MFS in support of its Union Standard Trust ("UST") mutual fund for which MFS serves as investment advisor:

            2.1 PROXY VOTING SERVICES

                2.1.1 JMR will coordinate with MFS the receipt of monthly data on the holdings of the Accounts;

                2.1.2 JMR will coordinate with the appropriate institution or institutions the receipt of proxies due the Accounts;

                2.1.3 JMR will receive and verify the accuracy of proxies due the Account. When proxies have not been received or the correct number of shares is not indicated on the proxy ballot, JMR will use best efforts to obtain missing proxies and clarify share discrepancies. However, JMR is not responsible for voting proxies that it does not receive;

                2.1.4  JMR will research proxy issues;

                2.1.5 JMR will vote the proxies in a timely manner consistent with AFL-CIO standards and the attached proxy voting guidelines (PVG) as from time to time in effect. However, JMR does not make elections or assume any responsibility in connection with mergers, acquisitions, tender offers, bankruptcy proceedings, or any other occurrences which may affect the assets;

                2.1.6 JMR will provide MFS with detailed, semi-annual reports in electronic format that identifies the companies voted, voting positions taken, and justification for those positions and timeliness with which they were voted;

                2.1.7 JMR will provide MFS in electronic format a summary of the semi-annual reports containing an overview and analysis of proxy issues contained in the reports;

                       2.1.7.1 JMR will provide MFS record keeping services for
                               proxies voted on behalf of the Accounts and in accordance with U.S. Department of Labor standards;

            2.2 LABOR RESEARCH SERVICES

                2.2.1 JMR will research proxy issues as they arise, which are promulgated by union or Taft-Hartley pension fund shareholders of public companies based in the U.S.

                2.2.2 JMR will provide a written analysis of each shareholder proposal submitted by a union-affiliated or Taft-Hartley pension fund investor prior to the annual meeting of each company subject to such a shareholder proposal. Such analysis shall be provided by JMR sufficiently in advance of such meeting to permit the timely voting of such Proposal.

                2.2.3 JMR will advise MFS of other issues occurring in the labor community that JMR or MFS deems of importance to MFS.

            3   COMPENSATION.

                3.1 MFS agrees to compensate JMR for its proxy research services at an annual rate of $10,000. This fee shall be paid in two $5,000 installments semi-annually in advance. For the initial year only, the first installment shall be $6,000 which shall be paid after execution of this Agreement and the second installment shall be $4,000.

                3.2 MFS agrees to compensate JMR for its proxy voting services in the annual amount of $2000 for its proxy voting services as described herein. MFS shall pay JMR an additional $1000 a year for each separate client account for which JMR assumes proxy voting responsibility. This fee shall be paid quarterly beginning 3 calendar months after the date of execution of this Agreement. The fee for separate client accounts for which JMR assumes proxy voting responsibility in the middle of a quarter, shall be pro-rated for such quarter.

                3.3 MFS agrees to reimburse JMR for all reasonable, documented and pre-approved (in writing) costs associated with travel and accommodations incurred by JMR while attending meetings, conferences and other events at MFS offices in Boston, Massachusetts and at other locations for the purpose of fulfilling the terms of this contract.

                3.4    JMR shall provide invoices for all fees due hereunder.

            4 LIABILITY. MFS agrees that, to the extent permitted by applicable law, neither JMR nor any employee of JMR shall be liable for any loss due to an error in judgment or for any act or omission to act by JMR, except for losses resulting from JMR's or such employee's negligence, misconduct or malfeasance. The federal securities laws and ERISA impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the parties may have under any federal or state securities laws, or ERISA, if applicable.

            5 WARRANTY. JMR represents, warrants and covenants that (i) its services provided hereunder will be in accordance with all applicable federal, state and self-regulatory organization laws, rules and regulations; (ii) its services will be performed in accordance with the PVG and as set forth herein; and (iii) it shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the duties hereunder and that it shall make such records available to MFS upon its request.

            6 RELATIONSHIP OF THE PARTIES. It is understood and agreed that JMR shall perform its services hereunder as an independent contractor and not as an agent of MFS.

            7 INDEMNIFICATION. JMR agrees to indemnify, defend and hold harmless MFS, the UST and their affiliates, and each of their directors, trustees, officers, employees, agents and each person, if any, who controls them (collectively the "Indemnitees") against any losses, claims, damages, liabilities or expenses (including without limitation attorneys' fees) to which an Indemnitee may become subject insofar as those losses claims, damages, liabilities or expenses (or actions in respect thereof), arise out of or are based upon the provision of services hereunder or any breach of any representation, warranty or covenant made herein.

            8   TERMINATION AND ASSIGNMENT

                8.1 This Agreement may be terminated by either party at any time upon ninety (90) days' prior written notice to the other party. Such termination shall be without the payment of any penalty and without liability of either party to the other, except for any compensation due in accordance with Section 3.

                8.2 No assignment (as defined in the Investment Advisers Act of 1940) of this Agreement by JMR shall be effective without the written consent of MFS.

            9 NOTICES. Any notice, report or other written communication provided for herein shall be effective when received and shall be communicated in writing and mailed to JMR or MFS at the addresses listed below, unless either party notifies the other in writing of a different address.

            10  DISCLOSURE STATEMENT.

                10.1 MFS acknowledges having received of the JMR's SEC Form ADV Part II at least 48 hours prior to MFS's execution of this Agreement.

                10.2 MFS authorizes JMR to list MFS as a client, provided, however that JMR shall not disclose any further information concerning its relationship with MFS without MFS' express prior written consent.

            11 CONFIDENTIALITY. MFS shall disclose information to JMR that MFS considers to be secret or proprietary. Such proprietary information shall include without limitation, information concerning MFS and its affiliates, clients and the UST investment holdings and all other business information related to MFS, its affiliates and the UST. JMR agrees to hold the Proprietary Information in confidence and to treat the Proprietary Information with at least the same degree of care and safeguards that it takes with its own highly confidential proprietary information. Proprietary Information shall be used by JMR only in connection with services rendered under this Agreement. Proprietary Information shall not be deemed to include information that (a) is in or becomes in the public domain without violation of this Agreement by JMR, or (b) is already in the possession of JMR as evidenced by written documents, prior to the disclosure thereof by MFS, or (c) is rightfully received from a third entity having no obligation to MFS and without violation of this Agreement by JMR.

            12 MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof as of the Effective Date and supersedes all prior agreements, negotiations, representations and proposals written or oral. This Agreement shall bind and inure to the benefit of each party, and except as otherwise expressly provided to the contrary herein, each of their respective heirs, successors and assigns. The laws of the Commonwealth of Massachusetts shall control all matters related to this Agreement and shall apply to the extent not pre-empted by the laws of the United States of America. This Agreement may be amended only by written agreement executed by both MFS and JMR.


            IN WITNESS HEREOF, the undersigned has executed and delivered this Agreement as of this 8th day of October, 1998 (the "Effective Date").

Massachusetts Financial Services Company

THOMAS J. CASHMAN, JR.
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Thomas J. Cashman, Jr. President MFSI
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   Printed Name & Title

500 Boylston Street
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   Street Address

Boston, Ma  02116
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   City, State, Zip

(617) 954-5000
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   Telephone Number


Agreed and accepted as of the effective date.

JMR/Financial, Inc.


JOHN C. RICHARDSON
-----------------------------------------------
 John C. Richardson, President

7416 Heatherfield Lane
   Street Address

Alexandria, VA  22315
   City, State, Zip

(703) 719-9131
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   Telephone Number